Exhibit 99.1

AEP Industries Inc. Reports Fiscal 2016 First Quarter Results

MONTVALE, N.J., March 10, 2016 /PRNewswire/ -- AEP Industries Inc. (Nasdaq: AEPI) (the "Company" or "AEP") today reported financial results for its first quarter ended January 31, 2016.

Net sales for the first quarter of fiscal 2016 decreased $21.9 million, or 8%, to $253.6 million as compared to the first quarter of fiscal 2015. The decrease was the result of an 11% decrease in average selling prices, primarily due to the pass through of lower resin costs, partially offset by a 4% increase in sales volume compared to the same period in the prior fiscal year. The first quarter of fiscal 2016 also included a $2.4 million negative impact of foreign exchange related to our Canadian operations.

Gross profit for the first quarter of fiscal 2016 was $43.7 million, an increase of $11.2 million, or 34%, compared to the same period in the prior fiscal year. Excluding the year-over-year impact of the $4.9 million increase in LIFO reserve, year-over-year gross profit increased $16.1 million primarily resulting from improved material margins, increased volumes sold and lower manufacturing costs.

Operating expenses for the first quarter of fiscal 2016 were $27.0 million, which were relatively flat compared to the same period in the prior fiscal year. There was a decrease in delivery expense, primarily due to lower fuel costs during the comparable periods, partially offset by higher volumes sold and an increase in share-based compensation costs associated with the Company's performance units. The first quarter of fiscal 2016 also included a $0.3 million positive impact of foreign exchange related to our Canadian operations.

Brendan Barba, Chairman and Chief Executive Officer of the Company, said, "We continue to manage through a declining resin pricing environment which can cause customer order flow disruptions as we experienced in the fourth quarter of fiscal 2015, and are pleased to report strong sales volume and improved margins this quarter. We believe that we are well positioned for long-term growth and are projecting our sales volume in fiscal 2016 to increase 2% to 3% from our prior fiscal year, assuming normal customer order flows. We look forward to executing on our strategic priorities to reduce costs, drive revenue and deliver significant value to shareholders."

Interest expense for the first quarter of fiscal 2016 was $4.5 million, a decrease of $0.4 million as compared to the same period in the prior fiscal year, primarily resulting from lower average borrowings under the Company's credit facility as compared to the same period in the prior fiscal year.

Net income for the three months ended January 31, 2016 was $7.9 million, or $1.54 per diluted share, as compared to net income of $0.5 million, or $0.09 per diluted share, for the three months ended January 31, 2015.

Adjusted EBITDA (defined below) was $21.6 million for the first quarter of fiscal 2016 as compared to $6.6 million for the three months ended January 31, 2015.

Reconciliation of Non-GAAP Measures to GAAP

The Company defines Adjusted EBITDA as net income (loss) before discontinued operations, interest expense, income taxes, depreciation and amortization, changes in LIFO reserve, other non-operating income (expense), net, and share-based compensation expense (income). The Company believes Adjusted EBITDA is an important measure of operating performance because it allows management, investors and others to evaluate and compare its core operating results, including its return on capital and operating efficiencies, from period to period by removing the impact of its capital structure (interest expense from its outstanding debt), asset base (depreciation and amortization), tax consequences, changes in LIFO reserve (a non-cash charge/benefit to its consolidated statements of operations), other non-operating items and share-based compensation. Furthermore, management uses Adjusted EBITDA for business planning purposes and to evaluate and price potential acquisitions. In addition to its use by management, the Company also believes Adjusted EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of the Company and other companies in the plastic films industry. Other companies may calculate Adjusted EBITDA differently, and therefore the Company's Adjusted EBITDA may not be comparable to similarly titled measures of other companies.

Adjusted EBITDA is not a measure of financial performance under U.S. generally accepted accounting principles (GAAP), and should not be considered in isolation or as an alternative to net income (loss), cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from Adjusted EBITDA are significant and necessary components to the operations of the Company's business, and, therefore, Adjusted EBITDA should only be used as a supplemental measure of the Company's operating performance.

The following is a reconciliation of the Company's net income, the most directly comparable GAAP financial measure, to Adjusted EBITDA:

	First Quarter	First Quarter
	Fiscal 2016	Fiscal 2015
	(in thousands)	(in thousands)

Net income	$ 7,895	$ 476
Provision for income taxes	4,230	181
Interest expense	4,529	4,916
Depreciation and amortization expense	7,365	9,014
Decrease in LIFO reserve	(4,438)	(9,362)
Other non-operating expense, net	117	-
Share-based compensation	1,876	1,326
Adjusted EBITDA	$ 21,574	$ 6,551

The Company invites all interested parties to listen to its first quarter conference call live over the Internet at www.aepinc.com on March 11, 2016, at 10:00 a.m. ET or by dialing 866-610-1072 for domestic participants or 973-935-2840 for international participants and referencing passcode 56024728. An archived version of the call will be made available on the Company's website after the call is concluded and will remain available for one year.

AEP Industries Inc. manufactures, markets, and distributes an extensive range of flexible plastic packaging products for the consumer, industrial and agricultural markets. The Company has manufacturing operations in the United States and Canada.

Certain statements in this release are forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that do not relate to historical information or current facts, which in this report include statements about the Company's outlook for sales volume, resin pricing, future cost reductions and other expectations regarding future growth or financial performance. Forward-looking statements involve known and unknown risks and uncertainties which may cause the Company's actual results in future periods to differ materially from forecasted results. Those risks include, but are not limited to, the timing and completion, in part or full, of the significant capacity increase by North American resin producers in future years and its impact on future resin pricing; the ability to manage resin price volatility, including passing raw material price increases to customers in full or in a timely fashion; delayed purchases by certain customers during periods when resin prices are expected to decrease in the near term; the availability of raw materials; competition in existing and future markets; disruptions in the global economic and financial market environment; resin price reductions leading to the utilization of LIFO reserves and resulting in the payment of additional taxes in cash; limited contractual relationships with customers; the Board's discretion to pay future dividends; and future cash flows, liquidity, contractual and legal restrictions related thereto. Those and other risks are described in the Company's annual report on Form 10-K for the fiscal year ended October 31, 2015 and subsequent reports filed with the Securities and Exchange Commission (SEC), copies of which are available from the SEC or may be obtained from the Company. Except as required by law, the Company assumes no obligation to update the forward-looking statements, which are made as of the date hereof, even if new information becomes available in the future.

AEP INDUSTRIES INC. CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED) (in thousands, except per share data)

	For the Three Months Ended January 31,
	2016	2015
NET SALES	$253,553	$275,439
COST OF SALES	209,826	242,875
Gross profit	43,727	32,564
OPERATING EXPENSES:
Delivery	10,974	11,617
Selling	8,979	8,603
General and administrative	7,003	6,771
Total operating expenses	26,956	26,991
Operating income	16,771	5,573
OTHER EXPENSE:
Interest expense	(4,529)	(4,916)
Other, net	(117)	—
Income before provision for income taxes	12,125	657
PROVISION FOR INCOME TAXES	(4,230)	(181)
Net income	$7,895	$476

BASIC EARNINGS PER COMMON SHARE:
Net income per common share	$1.55	$0.09
DILUTED EARNINGS PER COMMON SHARE:
Net income per common share	$1.54	$0.09
CASH DIVIDENDS DECLARED PER COMMON SHARE	$0.25	—

Contact: Paul M. Feeney
Executive Vice President, Finance
and Chief Financial Officer
AEP Industries Inc.
(201) 807-2330
feeneyp@aepinc.com